Exhibit 99.1

FOR IMMEDIATE RELEASE

2.25.2015

The Palmetto Bank Appoints Roy Jones as Treasurer

GREENVILLE, S.C. – The Palmetto Bank (the “Bank”), a wholly-owned subsidiary of Palmetto Bancshares, Inc. (collectively, the “Bank”) (NASDAQ: PLMT), appointed Roy D. Jones as Treasurer of the Bank. Mr. Jones, an Executive Vice President, will continue to serve as the Chief Financial Officer of the Bank.

Mr. Jones joined the Bank in November 2010 as Chief Accounting Officer and was named the Chief Financial Officer in February 2011. Mr. Jones subsequently assumed responsibility for the Treasury function of the Bank in May 2013 and was named Treasurer in February 2015.

"Roy is a valued member of our senior leadership team and has applied his financial and treasury expertise to help the Bank significantly improve our financial results over the past several years," said Samuel L. Erwin, Chairman, Chief Executive Officer and President of The Palmetto Bank. “Being named the Treasurer of the Bank in addition to his Chief Financial Officer role is acknowledgement of the respect we have for Roy’s leadership role within the Bank and his record of excellent performance.”

Mr. Jones is a Certified Public Accountant with 24 years of combined financial services and public accounting experience. Mr. Jones received a Bachelor of Business Administration with a major in accounting from the University of North Florida and a Master of Accounting degree from the University of Florida.

Pictured: Roy D. Jones, Chief Financial Officer and Treasurer of The Palmetto Bank

About The Palmetto Bank (NASDAQ: PLMT): Headquartered in Greenville, South Carolina, The Palmetto Bank is a 108- year old community bank and is the third largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate of South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking, ATMs and telephone. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. The Bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

Media Contact:

Monica Barnett  |  Client Communications Manager

Phone: 864.250.6063  |  mbarnett@palmettobank.com